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                                                                    EXHIBIT 10.1

DRAFT ONE 3/24/2003

        EXHIBIT 10.1 EMPLOYMENT AGREEMENT BETWEEN TEAM FINANCIAL, INC. AND ROBERT J. WEATHERBIE DATED JANUARY 1, 2002.

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              TEAM FINANCIAL, INC.
                                       AND
                              ROBERT J. WEATHERBIE

This Agreement is made this 1st day of January, 2003, between Team Financial, Inc., a Kansas corporation ("COMPANY") and Robert J. Weatherbie ("EXECUTIVE").

        A. Executive is employed as Chairman and Chief Executive Officer, has rendered valuable services to Company and has acquired an extensive background in and knowledge of Company's business.

        B. Company desires to continue the services of Executive and Executive desires to continue to serve Company as Chairman and Chief Executive Officer.

        In consideration of the foregoing recitals and the agreements set forth herein, Company and Executive agree as follows:

1.      TERM OF AGREEMENT AND DEFINITIONS:

        1.0 TERM OF AGREEMENT: Company shall employ Executive and Executive accepts such employment for a period beginning on the date of this Agreement and ending the 31st day of December, 2005, subject to the terms and condition set forth herein, unless earlier termination of the agreement shall occur in accordance with the subsequent provisions set forth herein.

        1.1 AUTOMATIC EXTENSION OF AGREEMENT TERM: Not withstanding the foregoing, if this Agreement shall not have been terminated in accordance with the provisions herein on or by the 31st day of December, 2005; the term of this Agreement shall be extended automatically without further action by either party such that at every moment of time thereafter, the term shall be one year.

        Provided, however, during such period of automatic extension of the term, this Agreement may be terminated in accordance with the termination provisions of this Agreement as set forth in Sections 10 and 11.

        1.2 DEFINITIONS: The following definitions shall be used in the interpretation of this Agreement.

        1.2.1 EMPLOYMENT ON AN ACTIVE FULL TIME BASIS means the Executive's professional services shall be substantially devoted to Company. Although prior approval by the Company of Executive's employment by third parties is not required, the Company shall have the right to review any employment of Executive by any entity and shall have the right to require Executive to abandon any unsuitable employment as may be determined by Company or any activities competitive with Company. The term "active full time basis" includes the requirement that Executive refrain from any activities which interfere with Executive's Company duties.

        1.2.2 YEAR, MONTH, WEEK AND DAY, unless otherwise provided in this agreement, the word "year" shall be construed to mean a calendar year of 365 days, the word "month" shall be construed to mean a calendar

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DRAFT ONE 3/24/2003
        month, the word "week" shall be construed to mean a calendar week of 7 days, and the word "day" shall be construed to mean a period of 24 hours running from midnight to midnight.

        1.2.3 ANNUAL BASE SALARY is the sum of money regularly paid by Company to Executive each year of the term of this Agreement pursuant to provisions of Section 8.0 of this Agreement.

        1.2.4 CUSTOMARY PAYROLL PRACTICES are those policies and procedures routinely followed by the Company concerning the time and method of payment of compensation to its employees as may from time to time be adopted by the Company during course of this Agreement.

        1.2.5 COMPANY POLICIES are those written policies adopted by the Company and/or customary practices routinely followed by the Company, which may from time to time be adopted by the Company during the course of the Agreement. The parties acknowledge the Company may from time to time reasonably enact new policies or alter existing policies.

        1.2.6 ORGANIZATION as used herein shall be broadly defined to include any business, civic or community group or entity.

        1.2.7 WILLFUL MISCONDUCT is any act performed with a designed purpose or intent on the part of a person to do wrong.

        1.2.8 GROSS MISAPPROPRIATION OF FUNDS shall be any misappropriation of company funds by any means which is intentional and not of an inconsequential nature or amount.

2.      ENTIRE AGREEMENT

        2.0 With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. This Agreement shall not affect the provisions of any other compensation, retirement or other benefit programs of Company to which Executive is a party or of which he is a beneficiary.

3.      VALIDITY

        3.0 In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

4.      PARAGRAPHS AND OTHER HEADINGS

        4.0 Paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.      SUCCESSORS

        5.0 The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of Company, and any such successor shall be deemed substituted for Company under the terms of this Agreement. The term "successor" as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company.

6.      DESIGNATION OF BENEFICIARIES

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DRAFT ONE 3/24/2003
        6.0 If Executive should die during the term of this Agreement, all such sums due to Executive hereunder shall be paid as designated by Executive on the attached Beneficiary Designation Form.

        6.1 The spouse of the Executive shall join in any designation of a beneficiary other than the spouse.

        6.2 If Executive wholly fails to designate a beneficiary as provided for in this paragraph, or if the Executive's spouse at the time of his death shall not have joined in the designation of a beneficiary, then the sums due Executive shall be paid to his estate.

7.      DUTIES

        7.0 Company employs Executive upon an active full-time basis, as Chairman of the Board of Directors and Chief Executive Officer subject to the order and direction of the Board of Directors ("BOARD") of Company.

        7.1 During the term of this Agreement Executive shall devote substantially all of his time, attention, and best efforts to the business of Company and its subsidiaries. Executive shall perform such duties and shall exercise such power and authority as delegated by the Board from time to time provided that such duties are commensurate with the positions of Chairman of the Board and Chief Executive Officer. Executive may engage in other non-business activities such as charitable, educational, religious and similar types of activities so long as such activities do not prevent the performance of Executive's duties herein or conflict in any material way with the business of Company. Notwithstanding the above, Executive shall be permitted to serve as a Director or Trustee of other organizations, in accordance with the policies of Company.

        7.2 The duties of Chairman of the Board and Chief Executive Officer shall be defined using a written job definition, developed by an executive compensation committee appointed by the Board of Directors. The Board shall consult with Executive in the development of the written job definition. Executive and said written job definition shall be subject to any systematic evaluation system(s) that the Board may from time to time employ.

        7.3 Executive's duties shall be performed principally at Company's headquarters located in Paola, Kansas. During the term of the Agreement, it is understood that Company expects to maintain its principal place of business in Paola, Kansas. If the requirements of Company, as determined by the Board, make it desirable to relocate the principal offices of Company to another location during any period of employment, Executive will be consulted in advance of any such relocation. Unless Executive otherwise consents, the principal place of Executive's employment shall be within a 50 mile radius of Paola, Kansas.

8.      SALARY, BONUS, BENEFITS, ADDITIONAL COMPENSATION

        8.0     ANNUAL BASE SALARY.

        Executive shall receive an annual base salary of $216,000.00 payable according to the customary payroll practices of Company and subject to all required withholding taxes. The compensation committee of Board, in its discretion, may increase this annual base salary upon relevant circumstances. Executive will be reviewed at least annually. At least every two years compensation committee will review Executive's annual base salary for competitiveness and appropriateness in the industry. Any increase in annual base salary awarded to the Executive by Company, shall constitute a new annual base salary for the purpose of this Agreement. To be effective such changes in the annual base salary shall be in writing signed by the Company.

        8.1     BONUS.

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DRAFT ONE 3/24/2003
        8.1.1 STANDARD COMPANY BONUSES. Executive shall be eligible to receive, in addition to his salary, any contributions or sums specified as additional compensation through any established plan or policy of Company which is available to senior executives as compensation over and above established salaries.

        8.1.2 ANNUAL EXECUTIVE BONUS. In addition, Executive shall be entitled to receive a yearly annual bonus. The amount of such bonus shall be based upon criteria established by the compensation committee of Board and may include either or both stock and cash. Provided, however, such bonus shall not exceed fifty percent (50%) of Executive's annual base salary in effect for the period for which the bonus is granted. During the term of this Agreement, the yearly annual bonus shall be paid not later than January 31 of the calendar year following annual bonus year.

        8.2     BENEFITS.

        8.2.0 Executive shall be entitled to receive all benefits generally made available to executives of Company as may from time to time be in effect.

        8.2.1 Executive shall be entitled, in addition to life insurance coverage in effect for all employees, to a life insurance policy in the amount of $240,000.00 all premiums to be paid by Company.

        8.2.2 Executive shall be entitled to participate, during the term of the Agreement, under the terms and conditions thereof, in any group life, medical, dental or other health and welfare plans generally available to management personnel of Company which may be in effect from time to time; provided that nothing herein shall require the Company to establish or maintain such plans.

        8.2.3 EXECUTIVE EXPENSES. Executive shall be entitled to reimbursement for business expenses. Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses, all of which are to be incurred by Executive for the benefit of Company. Executive shall be subject to Company's policies regarding the reimbursement and non-reimbursement of said expense. Executive acknowledges that Company policies do not necessarily provide for the reimbursement of all expenses.

        8.2.4 SPECIAL EXECUTIVE ALLOWANCE. Company agrees to pay reasonable room, board, travel, and sponsored event expenses of Executive's spouse on three (3) business trips per year of Executive's choice.

        8.2.5 ACCOUNTING. Executive shall account to Company for any reimbursement or payment of such expenses in such a manner as Company practices may from time to time require. Subject to Company's policy regarding the payment of reimbursable expenses, Company shall reimburse Executive for such expenses from time to time, at Executive's request.

        8.2.6 Executive shall be entitled to reimbursement, not to exceed $5,000.00 for the term of the agreement, for home office use, including, but not limited to, an appropriate computer/modem installation, printer, desk, chair, and such business related supplies as are used for Company's business.

        8.2.7 Company shall indemnify and hold Executive harmless for any legal fees and expenses incurred by Executive in the performance of his duties as a result of civil or criminal actions against him in accordance with the indemnification provisions of the Articles of Incorporation and Bylaws of Company.

        8.2.8 During (i) the term of this Agreement, (ii) the twelve month period following the termination of this Agreement as a result of death,
        (iii) a two year period following the termination of this Agreement as a result of disability, (iv) a three year period following termination of this Agreement by Executive for material breach or good cause, and (v) a three year period following a termination of this Agreement by Company without cause; Company shall pay to Executive, or his estate if he be deceased, a sum as reimbursement for reasonable out-of-pocket expenses incurred for third-party professional financial and tax advice provided by a licensed professional of Executive's choice, or the choice of Executive's designated

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DRAFT ONE 3/24/2003
        beneficiary, or in the absence of a designated beneficiary his estate if he be deceased. Provided, however, that in (i) above, the sum shall not exceed fifteen percent (15%) of Executive's annual base salary for that year; (ii) above, the sum shall not exceed twenty-five percent (25%) of Executive's annual base salary for that year; (iii), (iv) and (v) above, the sum shall not exceed twenty-five percent (25%), each year, of Executive's annual base salary at the time of Executive's disability or time of termination.

        8.2.9 Executive shall be provided with a personal automobile under arrangements equivalent to those currently in effect with respect to other Company executives and of equivalent size and features as presently driving.

        8.3     ADDITIONAL COMPENSATION.

        Executive shall be eligible to receive, in addition to his salary, any contributions or sums specified for additional compensation through any established plan or policy of Company which is available to senior executives as compensation over and above established salaries, including but not limited to stock options.

        8.4     TAX LIABILITY.

        Any tax liability which these benefits create for Executive will be the sole responsibility of Executive.

9.      PROTECTION OF COMPANY'S INTERESTS

        9.0 During the term of this Agreement Executive shall not directly or indirectly engage in competition with, or not own any interest in any business which competes with, any business of Company; provided, however, that the provisions of this Section 9 shall not prohibit his ownership of not more than 5% of voting stock of any publicly held corporation.

        9.1 Except for actions taken in the course of his employment hereunder, at no time shall Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of Company. Upon termination of his employment by Company, Executive shall return to Company all such information which exists in writing or other physical form and all copies thereof in his possession or under his control.

        9.2 Company, its successors and assigns, shall, in addition to Executive's services, be entitled to receive and own all of the results and proceeds of said services (including, without limitation, literary material and other intellectual property) produced or created during the term of Executive's employment hereunder. Executive will, at the request of Company, execute such assignments, certificates or other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its right or title to any such material.

10.     TERMINATION BY COMPANY

        10.0 Company shall have the right to terminate this Agreement under the following circumstances:
                (i)     Upon the DEATH of Executive;
                (ii)    Upon the DISABILITY of Executive;
                (iii)   Upon MATERIAL BREACH or GOOD CAUSE; and
                (iv)    Upon WRITTEN NOTICE BY COMPANY WITHOUT CAUSE.
                (v) Upon WRITTEN NOTICE BY COMPANY, during the period of automatic extension of the term, OF COMPANY'S INTENTION TO HAVE THIS AGREEMENT EXPIRE IN ONE YEAR.

        10.1

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                If Executive dies before his employment with Company is
otherwise terminated, Executive's designated beneficiary, or in the absence of a designated beneficiary, the estate of the Executive, will receive all sums due under the Split Dollar Agreement and Deferred Compensation Agreement between Executive and TeamBank, N. A. then in existence. In the event the total amount paid to the beneficiaries or the estate of Executive is less than $500,000.00, Company shall pay to the designated beneficiary of Executive, or in the absence of a designated beneficiary, to the estate of Executive, as soon as reasonably practical, a sum equal to the difference between the total amount paid under the Split Dollar Agreement and $500,000.00. Under this section it is the intent of the Company and Executive that the Executive's beneficiary, or in the absence of a designated beneficiary, to the estate of Executive, receive in total death benefits shall not be less than $500,000.00. Company may purchase life insurance to cover all or any part of its obligations contained in this section. Executive agrees to take a physical examination to facilitate the Company's purchase of such insurance. In the event that Executive is uninsurable, Company may elect to disperse any funds owed by Company under this section in equal monthly payments over the remaining period of the year of Executive's death, or if less than six
(6) months, over a period of twelve (12) consecutive months. Executive's dependents will also be entitled to:

        (i) All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination, provided however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive's dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive's dependents be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company's plans and policies.

        Entitlement (i) above shall be maintained in effect for the continued benefit of Executive's dependents for a period of twelve (12) months after the date of termination due to death.

        10.2 For the purposes of this Agreement, Executive shall be deemed to have become disabled, if, during any year of the term of this Agreement, because of ill health, physical or mental impairment, or for other causes beyond Executive's control, Executive shall have been continuously unable or unwilling, or shall have failed to perform his duties under this Agreement for ninety (90) consecutive days, or if, during any calendar year of the term of this Agreement, Executive shall have been unable or unwilling or shall have failed to perform his duties for a total period of one hundred eighty (180) days, irrespective of whether or not such days are consecutive. With respect to any termination by Company for disability, the specifics of the basis of termination shall be communicated to Executive in writing at least thirty (30) days before the date on which the termination is proposed to take effect. Executive shall have until the effective date of the notice to cure or remedy such disability and or correct the misconception of the disability. If this Agreement is terminated for disability, any questions as to the existence of the Total and Permanent disability of Executive as to which Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company. If Executive and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. If there is a disagreement between Executive and Company as to the disability of Executive, the effective date of the termination will be extended a reasonable time to allow for a determination by a physical, as described above. Any refusal by Executive to submit to a medical examination for the purpose of certifying disability under this section shall be deemed to constitute conclusive evidence of Executive's disability. If Executive is disabled before his employment with Company is otherwise terminated, Company shall continue to pay the current annual base salary for three years to the Executive, or if the Executive is totally incapacitated, to his appointed guardian, at the time he is determined to be disabled. Whenever compensation is payable to Executive hereunder, during a time when he is disabled, pursuant to the terms of any insurance provided by Company, the compensation payable to him hereunder shall be inclusive of any such disability insurance and shall not be in addition thereto. If this agreement is terminated for disability Executive shall also be entitled to:

                (i) All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination paid for by the company for a period of one year provided, further that, in no event shall Executive be required to pay any premiums or other

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DRAFT ONE 3/24/2003
                charges in an amount greater than that which Executive would have paid in order to participate in Company's plans and policies..
                (ii) The group individual life insurance policies of Company then in effect for Executive, and the life insurance contained within section 8.2.1; provided, further that, in no event shall Executive be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company's plans and policies.
                (iii) All such Bonuses and Other Compensation as provided for in Section 8 above, it being understood, however, that all such payments due, if made pursuant to this clause shall be paid in cash within thirty (30) days of the date of termination. All stock options granted by Company to Executive under any provision of Section 8 or granted by Company to Executive prior to the date hereof will accelerate and become immediately exercisable;
                (iv) Company shall pay Executive a sum to pay for a Country Club membership dues for one (1) year;
                (v) Company shall transfer to Executive title of the personal car, furnished Executive by Company, in use at the time of the termination.

        10.3 For purposes of this Agreement, material breach and good cause shall mean willful misconduct in following the legitimate directions of the compensation committee of the Board of Directors; commission of a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive's duties; gross misappropriation of Company funds or property; habitual drunkenness; excessive absenteeism not related to illness, sick leave or vacations. Provided, however, Executive shall be entitled to notice of any acts which the Board considers to be misconduct or excessive absenteeism as described in this paragraph. Such notice shall include the specifics of the basis for possible termination and shall be communicated to Executive in writing at least thirty (30) days prior to any such intended termination. Prior to any such termination, if requested before the effective date of the intended termination, Executive shall be given a reasonable period of time in which to show that he has corrected any specified deficiencies. Upon the cure or remedy of such deficiencies, the Company shall rescind its notice of termination. If there is any question about the effective correction of the deficiencies, a decision will be sought from a lawyer agreed to by Company and Executive. If the Company and Executive cannot agree on a lawyer, each will pick a lawyer who will together pick a lawyer who will render a decision.

        If this agreement is terminated for material breach or good cause, Executive shall be entitled to:
                (i) All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination; and
                (ii) The group individual life insurance and disability insurance policies of Company then in effect for Executive;
        provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive's dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company's plans and policies.

        Entitlement of (i) and (ii) of this section shall be maintained in effect for the continued benefit of Executive and his dependents for a period of six (6) months after the date of termination or until the commencements of each equivalent benefit from Executive's new employer, but not to be provided longer than six (6) months.

        10.4 Company shall be entitled to terminate this Agreement without cause upon ninety (90) days written notice to Executive. If Company shall so terminate this Agreement, Executive shall be entitled to:

                (i) All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination; and

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DRAFT ONE 3/24/2003
                (ii) The group individual life insurance and disability insurance policies of Company then in effect for Executive; provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive's dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company's plans and policies.

        Entitlement of (i) and (ii) of this section shall be maintained in effect for the continued benefit of Executive and his dependents for a period of three (3) years after the date of termination or until the commencement of each equivalent benefit from Executive's new employer, but not to be provided longer than three (3) years after the date of termination.
                (iii) A furnished office, equivalent to his Company office, from which to operate for a period of one (1) year or until Executive accepts employment with another employer, which ever occurs first. Executive's office will be provided, at Company's expense, with a desk; credenza; conference table; phone; access to fax for outgoing and incoming faxes; computer, software, and printer. All of the above will be equivalent to what Executive was using at the time of termination.
                (iv) A cash payment equal to the present value (based on a discount rate of 8%) of Executive's annual base salary hereunder for the remainder of the term of the Agreement, or for one (1) year, which ever is longer, payable within thirty (30) days of the date of such termination;
                (v) All such Bonuses and Other Compensation as provided for in Section 8 above, it being understood, however, that all such payments due, if made pursuant to this clause shall be paid in cash within thirty (30) days of the date of termination. All stock options granted by Company to Executive under any provision of Section 8 or granted by Company to Executive prior to the date hereof will accelerate and become immediately exercisable;
                (vi) A sum as reimbursement for reasonable out-of-pocket expenses incurred for third-party professional financial and tax advice provided by a licensed professional of Executive's choice for a period of three (3) years after the date of termination, sum not to exceed, in any one year, twenty-five percent (25%) and in the aggregate, seventy-five percent (75%) of Executive's base salary, as provided in Section 8;
                (vii) A sum as reimbursement for reasonable out-of-pocket expenses incurred for out-placement advice and counseling provided by a professional placement agency and/or recruiter of Executive's choice for a period of twelve (12) months after date of termination, sum not to exceed fifty percent (50%) of Executive's base salary, as provided in Section 8;
                (viii) Company shall pay Executive a sum to pay for a Country Club membership dues for one (1) year;
                (ix) Company shall transfer to Executive title of the personal car, furnished Executive by Company, in use at the time of the termination.

        10.5 Company shall be entitled to terminate this Agreement during the period of automatic extension of the term as set forth in Section 1.1, by giving written notice to Executive of the Company's intention to have the term of this Agreement expire one year from the date of such notification. If Company shall so terminate this agreement, Executive shall be entitled only to those benefits provided under existing law.

        10.6 Company may purchase life insurance to cover all or any part of its obligations contained in this paragraph and Executive agrees to take a physical examination to facilitate the placement of such insurance. In the event that Executive is uninsurable, Company may elect to disperse the funds due in equal monthly payments over the remaining period of the year due, or if less than six (6) months, over a period of twelve (12) consecutive months.

11.     TERMINATION BY EXECUTIVE

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        11.0    Executive shall have the right to terminate this Agreement under the following circumstances:
                (i)     Upon MATERIAL BREACH or GOOD CAUSE; and
                (ii) Upon WRITTEN NOTICE TO THE CHIEF EXECUTIVE OFFICER WITHOUT CAUSE.

        11.1 For purposes of this Agreement, a material breach by Company of the terms of this Agreement shall entitle Executive, upon written notice to the Board of Directors, to terminate his services under this Agreement effective thirty (30) days from and after receipt of such notice by Board. Such notice shall include a specific description of such breach and Board shall have until the effective date of the notice to cure or remedy such breach. Upon the cure or remedy of such breach, Executive shall rescind his notice of termination. For purposes of this Agreement, a termination for good cause by Executive shall be based upon the following action by the Board: a failure, without good cause or Executive's consent to continue Executive as Chairman and Chief Executive Officer of Company and a director of Company; a failure, without good cause or Executive's consent to continue to vest Executive with the power and authority of Chairman and Chief Executive Officer of Company; the loss, without good cause or Executive's consent, of any significant duties or responsibilities attending such office. Provided, however, Executive shall have the exclusive right and option to approve any resulting salary and benefits, title, duties and responsibilities of Executive if Company is (or substantially all of its assets are) sold to or combined with another entity and Executive is offered continuing employment with such entity. Upon the failure of Executive to approve any such resulting salary and benefits, title, duties and responsibilities he shall be deemed to have elected to terminate this Agreement for a good cause. Upon the occurrence of any happening which would authorize Executive to terminate his employment for good cause, Executive shall notify Board in writing within sixty (60) days following such occurrence or Executive shall be deemed to have waived his right to terminate this Agreement for such occurrence. Board shall have until the effective date of the notice to cure or remedy such good cause occurrence. Upon the cure or remedy of such good cause occurrence, Executive shall rescind his notice of termination. Upon termination of employment by Executive for material breach or good cause, Executive shall be entitled to:

                (i) All company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination; and
                (ii) The group individual life insurance and disability insurance policies of Company then in effect for Executive; provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive's dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company's plans and policies.

        Entitlement of (i) and (ii) of this section shall be maintained in effect for the continued benefit of Executive and his dependents for a period of three (3) years after the date of termination or until the commencement of each equivalent benefit from Executive's new employer, but not to be provided longer than three (3) years after the date of termination.

                (iii) A furnished office, equivalent to his Company office, from which to operate for a period of one (1) year or until Executive accepts employment with another employer, which ever occurs first. Executive's office will be provided, at Company expense, with a desk; credenza; conference table; phone; access to fax for outgoing and incoming faxes; computer, software, and printer. All the above will be equivalent to what Executive was using at the time of termination;
                (iv) A cash payment equal to the present value (based on a discount rate 8%) of Executive's base salary hereunder for the remainder of the term of the Agreement, or for one (1) year, which ever is longer, payable within thirty (30) days of the date of such termination;
                (v) All such Bonuses and Other Compensation as provided for the Section 8 above, it being understood, however, that all such payments due, if made pursuant to this clause shall be paid in cash within thirty (30) days of the date of termination. All stock options granted by Company to

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DRAFT ONE 3/24/2003
                Executive under any provision of Section 8 or granted by Company to Executive prior to the date hereof will accelerate and become immediately exercisable;
                (vi) A sum as reimbursement for reasonable out-of-pocket expenses incurred for third-party professional financial and tax advice provided by a licensed professional of Executive's choice for a period of three (3) years after date of termination, sum not to exceed, in any one year, twenty five percent (25%) and in the aggregate, seventy five percent (75%) of Executive's base salary, as provided in Section 8;
                (vii) A sum as reimbursement for reasonable out-of-pocket expenses incurred for out-placement advice and counseling provided by a professional placement agency and/or recruiter of Executive's choice for a period of twelve (12) months after date of termination, sum not to exceed fifty (50) percent of Executive's base salary;
                (viii) Company shall pay Executive a sum to pay for Country Club membership dues for one (1) year; and
                (ix) Company shall transfer to Executive title of the personal car, furnished Executive by company, in use at the time of the termination.

        11.2 Company may purchase life insurance to cover all or any part of its obligations contained in this paragraph and Executive agrees to take a physical examination to facilitate the placement of such insurance. In the event that Executive is uninsurable, Company may elect to disperse the funds due in equal monthly payments over the remaining period of the year due, or if less than six (6) months, over a period of twelve (12) consecutive months.

        11.3 Executive shall be entitled to terminate this Agreement without cause upon ninety (90) days written notice to Company. If Executive shall so terminate this Agreement, Executive shall be entitled to those benefits provided under existing law.

        11.4 If Company is (or substantially all of its assets are) sold to or combined with another entity, Executive shall have the exclusive right and option to approve any resulting salary, benefits, title, duties and/or responsibilities of Executive if the entity offers Executive continuing employment with the entity or in the alternative Executive shall be entitled to terminate this Agreement for good cause and shall have all of the entitlements set forth in Section 11.1 (i) through (ix) except the entitlement provided for in (iv) which shall be void in these circumstances and the following shall be substituted therefore; "(iv) A cash payment equal to the present value (based upon a discount rate of 8%) of Executives base after-tax salary hereunder for the remainder of the term of this Agreement, or for three (3) years, which ever is longer, payable within thirty days of the date of such termination." Executive shall also be entitled to:
                (i) All Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination; and
                (ii) The group individual life insurance and disability insurance policies of Company then in effect for Executive; provided, however, that if Company so elects, or such continued participation is not possible under the general terms and conditions of such plans or under such policies, Company shall, in lieu of the foregoing, arrange to have issued for the benefit of Executive and Executive's dependents equivalent benefits (on an after-tax basis); provided, further that, in no event shall Executive be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in Company's plans and policies.

        Entitlement of (i) and (ii) of this section shall be maintained in effect for the continued benefit of Executive and his dependents for a period of three (3) years after the date of termination or until the commencement of each equivalent benefit from Executive's new employer, but not to be provided longer than three (3) years after the date of termination.

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DRAFT ONE 3/24/2003
                (iii) A furnished office, equivalent to his Company office, from which to operate for a period of one (1) year or until Executive accepts employment with another employer, which ever occurs first. Executive's office will be provided, at Company's expense, with a desk; credenza; conference table; phone; access to fax for outgoing and incoming faxes; computer, software, and printer. All of the above will be equivalent to what Executive was using at the time of termination.
                (iv) All such Bonuses and Other Compensation as provided for in Section 8 above, it being understood, however, that all such payments due, if made pursuant to this clause shall be paid in cash within thirty (30) days of the date of termination. All stock options granted by Company to Executive under any provision of Section 8 or granted by Company to Executive prior to the date hereof will accelerate and become immediately exercisable;
                (v) A sum as reimbursement for reasonable out-of-pocket expenses incurred for third-party professional financial and tax advice provided by a licensed professional of Executive's choice for a period of three (3) years after the date of termination, sum not to exceed, in any one year, twenty-five percent (25%) and in the aggregate, seventy-five percent (75%) of Executive's base salary, as provided in Section 8;
                (vi) A sum as reimbursement for reasonable out-of-pocket expenses incurred for out-placement advice and counseling provided by a professional placement agency and/or recruiter of Executive's choice for a period of twelve (12) months after date of termination, sum not to exceed fifty percent (50%) of Executive's base salary, as provided in Section 8;
                (vii) Company shall pay Executive a sum to pay for a Country Club membership dues for one (1) year;
                (viii) Company shall transfer to Executive title of the personal car, furnished Executive by Company, in use at the time of the termination.

12.     CONSEQUENCES OF BREACH

        12.0 If this Agreement is terminated pursuant to Section 11.01 hereof, or if Company shall terminate Executive's employment under this Agreement in any other way that is a breach of this Agreement by Company, the following shall apply:
                (i)     The parties believe that because of the limitations of
                Section 11 the payments to Executive do not constitute "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1954, as amended (the "Code"). Notwithstanding such belief, if any benefit under the preceding paragraph is determined to be an "Excess Parachute Payment" Company shall pay Executive an additional amount ("Tax Payment") such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under
                Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.

13.     MITIGATION AND OFFSET

        13.0 Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor to offset the amount of any payment provided for in this Agreement by amounts earned as a result of Executive's employment or self-employment during the period he is entitled to such payment.

14.     TAX "GROSS-UP" PROVISION

        14.0 If any payment due Executive under this Agreement results in Executive's liability for an excise tax ("parachute tax") under Section 49 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to Executive, after deducting any Federal, state or local income tax imposed on the

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DRAFT ONE 3/24/2003
        payment, an amount sufficient to fully satisfy the "parachute tax" liability. Such payment shall be made to Executive no later than thirty
        (30) days prior to the due date of the "parachute tax".

15.     REMEDIES

        15.0 Company recognizes that because of Executive's special talents, stature and opportunities in the financial services industry, in the event of termination by Company hereunder (except under Section 10.0), or in the event of termination by Executive under Section 11, before the end of the agreed term, Company acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exerciseability of stock options constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

16.     BINDING AGREEMENT

        16.0 This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributes and assigns and company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation.

17.     ARBITRATION

        17.0 Company and Executive agree that any dispute or claim concerning this Agreement, or the terms and conditions of employment under this Agreement, shall be settled by arbitration. The arbitration proceedings will be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the Rules is made. The decision of the arbitrators, including determination of the amount of any damages suffered, will be exclusive, final and binding on Company and Executive, their heirs, executors, administrators, successors and assigns. Each party will bear that party's own expenses in the arbitration proceedings for arbitrators' fees and attorney fees, for that party's witnesses, and other expenses of presenting the case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by Company and Executive.

18.     AMENDMENT; WAIVER

        18.0 This instrument contains the entire agreement of the parties with respect to the employment of Executive by Company and supersedes any prior Agreement between Company and Executive (it being understood, however, that this agreement shall not affect any stock options granted to Executive prior to the date hereof). No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

19.     GOVERNING LAW

        19.0 This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

20.     NOTICES

        20.0 All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing by addressing the same to the other party as follows:

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DRAFT ONE 3/24/2003

        If to Executive, to:
                           Robert J. Weatherbie
                           2205 Lakeview Drive
                           Paola, Kansas 66071

                If to Company, to:
                           Team Financial, Inc.
                           Chairman of Compensation Committee
                           8 West Peoria
                           Paola, Kansas 66071

        or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been given within forty-eight (48) hours after being addressed as required herein and deposited, first-class postage prepaid, in the United States mail.

IN WITNESS THEREOF, the parties have executed this agreement this ________ day of ________________, 2003, effective as of the day and year first above written.

                         TEAM FINANCIAL, INC.


                         By:
                            Chairman of Compensation Committee

                         ROBERT J. WEATHERBIE


                         Executive
                                TABLE OF CONTENTS

Section                                                                                                    Page No.
-------                                                                                                    --------
 1.      Term of Agreement and Definitions....................................................................... 1

 2.      Entire Agreement........................................................................................ 2

 3.      Validity...............................................................................................  2

 4.      Paragraphs and other headings............................................................................2

 5.      Successors...............................................................................................2

 6.      Designation of beneficiaries.............................................................................2

 7.      Duties...................................................................................................3

 8.      Salary, Bonus, Benefits, Additional Compensation.........................................................3

 9.      Protection of Company's Interests........................................................................5

10.      Termination by Company...................................................................................5

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DRAFT ONE 3/24/2003

11.      Termination by Executive.................................................................................8

12.      Consequences of Breach...................................................................................9

13.      Mitigation and Offset...................................................................................10

14.      Tax "Gross-Up" Provision................................................................................10

15.      Remedies................................................................................................10

16.      Binding Agreement.......................................................................................10

17.      Arbitration.............................................................................................10

18.      Amendment; Waiver.......................................................................................10

19.      Governing Law...........................................................................................11

20.      Notices.................................................................................................11

Signatures.......................................................................................................11

                                       (i)